Exhibit 99.1(a)(1)(d)

                              GAMCO Investors, Inc.

                                   SUPPLEMENT

                                     TO THE

                           OFFER TO PURCHASE FOR CASH

             ALL OPTIONS TO PURCHASE SHARES OF CLASS A COMMON STOCK GRANTED UNDER THE 1999 AND 2002 STOCK AWARD AND INCENTIVE PLANS


                     THE TENDER OFFER AND WITHDRAWAL RIGHTS
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                          ON TUESDAY, OCTOBER 4, 2005,
                      UNLESS THE TENDER OFFER IS EXTENDED.

         GAMCO Investors, Inc. (formerly known as Gabelli Asset Management Inc.), a New York corporation, hereby amends and supplements its offer to purchase for cash all options to purchase shares of class A common stock granted under the 1999 and 2002 Stock Award and Incentive Plans. GAMCO has increased the price to be paid in cash for tendered options to an amount by which $45.35 exceeds the exercise price of each tendered option, from the previous price of an amount by which $44.34 exceeds the exercise price of each tendered option, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Letter of Transmittal, as amended and restated by the Amended and Restated Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). According to our records, the exercise price of all outstanding options is below $45.35 per share.

         GAMCO has also extended the expiration date of the tender offer to 5:00 P.M., New York City time, on Tuesday, October 4, 2005.

         OPTION HOLDERS WHO HAVE ALREADY PROPERLY TENDERED OPTIONS PURSUANT TO THE PROCEDURES SET FORTH IN THE OFFER TO PURCHASE, DATED AUGUST 19, 2005, AND THE RELATED LETTER OF TRANSMITTAL ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION TO PROPERLY TENDER THEIR OPTIONS IN THE TENDER OFFER. All option holders who previously tendered options will receive the new amount of consideration being offered. In addition, all previously tendered options and newly tendered options may be withdrawn during the extension period. If such option holders wish to withdraw their options from the tender offer, they must follow the procedures set forth in Section 4 of the Offer to Purchase, as amended and supplemented by this Supplement. AFTER THE DATE OF THIS SUPPLEMENT, OPTION HOLDERS SHOULD USE THE AMENDED AND RESTATED LETTER OF TRANSMITTAL TO PROPERLY TENDER OPTIONS IN THE TENDER OFFER.









                               September 20, 2005


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         Unless the context requires otherwise, all references to the "Letter of
Transmittal" in the Offer to Purchase shall mean the Amended and Restated Letter of Transmittal.

         The tender offer is hereby amended and supplemented as follows:

         All references to Gabelli Asset Management Inc. in the original Offer to Purchase shall now mean GAMCO Investors, Inc.

         All references to the purchase price in the original Offer to Purchase shall now mean an amount in cash by which $45.35 exceeds the exercise price of each tendered option. All option holders who previously tendered options will receive the new amount of consideration being offered.

         All references to the Expiration Date in the original Offer to Purchase shall now mean 5:00 P.M., New York City time, on Tuesday, October 4, 2005.

         SUMMARY TERM SHEET.

                  The answer to the question "Once I have tendered options in the tender offer, can I withdraw my tender?" is hereby amended by adding the following sentence after the second sentence:

                  "All previously tendered options and newly tendered options may be withdrawn during the extension period."


                  The answer to the question "How was the amount of cash payment determined?" is hereby amended and restated as follows:

                  "To reduce the effect of general market volatility, our Board has decided that the amount of cash to be paid for each eligible option will be the difference between the average closing price of our common stock on the NYSE Composite Tape during the 10 consecutive trading day period ending on September 19, 2005, and the exercise price of the eligible option.
         The average closing price over this period was $45.35."


                  The answer to the question "What is the recent market price of the common stock underlying my options?" is hereby amended and restated as follows:

                  "On September 19, 2005, the last trading day before the date of this Supplement, the last reported sale price of the shares on the NYSE Composite Tape was $46.60. Option holders are urged to obtain current market quotations for our common stock."

         INTRODUCTION.

         The first sentence of the fifth paragraph is hereby by amended and restated as follows:

         "On September 19, 2005, the last trading day before the date of this Supplement, the last reported sale price of the shares on the NYSE Composite Tape was $46.60."

         SOURCE AND AMOUNT OF FUNDS.

         The first sentence of the first paragraph is hereby by amended by changing $12,792,421 to $13,274,092.

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For additional information or assistance you may contact:

Michael R. Anastasio, Jr.
Vice President and Chief Financial Officer
GAMCO Investors, Inc.
One Corporate Center, Rye, New York, 10580
Tel: (914) 921-3700


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